Exhibit 99.1

Conspiracy Entertainment Holdings, Inc. Reports Q3 2010 Earnings

LOS ANGELES, CA – November 24, 2010 - Conspiracy Entertainment Holdings, Inc. ("Conspiracy Entertainment") (OTCBB: CPYE), through its wholly owned subsidiary, Conspiracy Entertainment Corporation,  a developer, publisher and marketer of interactive entertainment software in North America and Western Europe, announced today its financial results for the third quarter ended September 30, 2010.

Revenues for the three months ended September 30, 2010 were $901,667, compared to $1,334,224 for the same period in fiscal 2009, representing a decrease of $442,557 or 32.9%. This decrease was primarily attributable to the release of Rock of the Dead (PS3™, X360) being postponed until Q4 2010. Revenues for the nine months ended September 30, 2010 were $5,115,505, compared to $5,645,415 for the same period in fiscal 2009 and gross profit for the nine months ended September 30, 2010 was $1,333,068, compared to $1,012,974 for the nine months ended September 30, 2009.

"Due to the delay of certain title releases, our revenues this Quarter were less than we expected to report,  however our profit has increased, expenses decreased and we look forward to finishing the year strongly," commented Sirus Ahmadi, CEO of Conspiracy Entertainment.

The 4th Quarter 2010 will include Rock of the Dead (PS3™ and X360) that was released in mid-October. In addition, the Company continues to receive strong reorders for Real Heroes: Firefighter (Wii) as well as previous popular titles. The Company is also gearing up for the February 2011 release of The Ultimate Battle of the Sexes (Wii).

Ahmadi added, “We are very pleased with the growth of our Company over the past three years and our prospects for the immediate and long term future. We will continue to communicate effectively and efficiently with our shareholders regarding corporate developments as well as title releases. The Company is well positioned to continue building shareholder value through the end of FY '10 and beyond.”

Details of the Company's quarterly results are filed and available on Form 10-QSB at http://sec.gov/Archives/edgar/data/1136424/000121390010004934/f10q0910_conspiracy.htm.

About Conspiracy Entertainment Holdings, Inc.
Conspiracy Entertainment Holdings, Inc., through its wholly owned subsidiary, Conspiracy Entertainment Corporation, is a developer, publisher and marketer of entertainment software in North America and Western Europe. The Company develops and licenses properties from several sources, including global entertainment and media companies and publishes software for DVD media, wireless devices, personal computers and video game consoles, including those manufactured by Nintendo, Sony Computer Entertainment, Inc., and Microsoft Corporation. Conspiracy Entertainment was founded in 1997 and is based in Santa Monica, CA.

Forward-Looking Statements
Under The Private Securities Litigation Reform Act of 1995: The statements in the press release that relate to the Company's expectations with regard to the future impact on the Company's results from new products in development are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties. Words such as "expects", "intends", "plans", "may", "could", "should", "anticipates", "likely", "believes" and words of similar import also identify forward-looking statements. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management. Readers are urged not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release. Additional information on risks and other factors that may affect the business and financial results of Conspiracy Entertainment Holdings, Inc. can be found in the filings of Conspiracy Entertainment Holdings, Inc. with the U.S. Securities and Exchange Commission.

Contact:
Conspiracy Entertainment Holdings, Inc.
Investor Relations
IR@conspiracygames.com
516-482-0155

CONSPIRACY ENTERTAINMENT HOLDINGS, INC
Consolidated Balance Sheets

ASSETS

	September 30,	December 31,
	2010	2009
	(Unaudited)
CURRENT ASSETS

Cash and cash equivalents	$105,324	$128,413
Accounts receivable, net	692,869	284,467

Total Current Assets	798,193	412,880

PROPERTY AND EQUIPMENT, NET	10,028	14,347

OTHER ASSETS

Capitalized development costs and licenses, net	4,441,334	3,699,735
Deposits	6,907	6,907
Other receivable	-	85,500

Total Other Assets	4,448,241	3,792,142

TOTAL ASSETS	$5,256,462	$4,219,369

CONSPIRACY ENTERTAINMENT HOLDINGS, INC
Consolidated Balance Sheets (Continued)

LIABILITIES AND STOCKHOLDERS' DEFICIT

	September 30,	December 31,
	2010	2009
	(Unaudited)
CURRENT LIABILITIES

Accounts payable	$1,022,646	$1,071,124
Accrued expenses	2,318,408	2,048,902
Payroll taxes payable	952,385	826,230
Deferred compensation	57,092	288,338
Related party loans	70,000	30,000
Deferred revenue	2,771,637	2,487,912
Current portion of convertible notes payable, net of discount	2,609,471	150,000

Total Current Liabilities	9,801,639	6,902,506

LONG-TERM LIABILITIES

Convertible notes payable, net of discount	415,213	2,484,302

Total Long-Term Liabilities	415,213	2,484,302

Total Liabilities	10,216,852	9,386,808

STOCKHOLDERS' DEFICIT

Common stock, $0.001 par value, 1,000,000,000 shares
authorized, 25,069,701 and 20,386,368 shares
issued and outstanding, respectively	25,069	20,386
Additional paid in capital	7,978,573	7,212,936
Accumulated deficit	(12,964,032)	(12,400,761)

Total Stockholders' Deficit	(4,960,390)	(5,167,439)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$5,256,462	$4,219,369

CONSPIRACY ENTERTAINMENT HOLDINGS, INC
Consolidated Statements of Operations
(Unaudited)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2010	2009	2010	2009

NET SALES	$901,667	$1,344,224	$5,115,505	$5,645,415

COST OF SALES	687,900	1,040,990	3,782,437	4,632,441

GROSS PROFIT	213,767	303,234	1,333,068	1,012,974

OPERATING EXPENSES

Professional fees	32,000	99,350	212,270	313,550
Salaries, wages and payroll taxes	146,896	164,816	447,533	475,563
Selling, general and administrative	183,003	172,631	576,350	554,318

Total Operating Expenses	361,899	436,797	1,236,153	1,343,431

NET INCOME (LOSS) FROM OPERATIONS	(148,132)	(133,563)	96,915	(330,457)

OTHER INCOME (EXPENSE)

Interest expense	(100,039)	(52,212)	(269,804)	(148,880)
Net financing expense	(163,803)	-	(390,382)	(3,183)
Loss on valuation of derivative liability	-	(5,150,340)	-	(4,490,706)

Total Other Income (Expense)	(263,842)	(5,202,552)	(660,186)	(4,642,769)

NET LOSS BEFORE INCOME TAXES	(411,974)	(5,336,115)	(563,271)	(4,973,226)

PROVISION FOR INCOME TAXES	-	-	-	-

NET LOSS	$(411,974)	$(5,336,115)	$(563,271)	$(4,973,226)

BASIC LOSS PER SHARE	$(0.02)	$(0.31)	$(0.02)	$(0.29)

DILUTED LOSS PER SHARE	$(0.01)	$(0.01)	$(0.01)	$(0.03)